UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               (Amendment No. )*


                          Coyote Network Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock $1.00 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   22406P108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                August 17, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 22406 P108                   13G                    Page 1 of 4 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Kiskiminetas Springs School

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


                                                                    Pennsylvania
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,010,210 shares                                       8.0%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0 Shares                                                 0%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,010,210 shares                                       8.0%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0 shares                                                 0%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,010,210 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           8.0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                   CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 22406 P108                   13G                    Page 2 of 4 Pages


         This Statement on Schedule 13G (this "Statement") reflects information as of August 17, 1999 (the "Reporting Date"). Pursuant to Rule 13d-1(c) promulgated under the Securities Exchange Act of 1934, as amended, the Kiskiminetas Springs School (the "Reporting Person") is filing this Statement immediately subsequent to the filing of its Statement on Schedule 13D.
Item 1.


________________________________________________________________________________
Item 1(a).  Name of Issuer:

Coyote Network Systems, Inc. (the "Issuer").

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

4360 Park Terrace Drive
Westlake Village, CA 91361
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

Kiskiminetas Springs School

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

1888 Brett Lane
Saltsburg, PA 15681
________________________________________________________________________________
Item 2(c).  Citizenship:

Not applicable.

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

Common Stock, $1.00 par value per share (the "Common Stock").

________________________________________________________________________________
Item 2(e).  CUSIP Number:

22406P108

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

CUSIP No. 22406 P108                   13G                    Page 3 of 4 Pages


Item 4.  Ownership.

1. Kiskiminetas Springs School:

     (a)  Amount beneficially owned: 1,010,210 shares.


     (b)  Percent of class: 8.0%


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: 1,010,210 shares.


          (ii)  Shared power to vote or to direct the vote: 0 shares.


          (iii) Sole power to dispose or to direct the disposition of:
                10,010, 210 shares.


          (iv)  Shared power to dispose or to direct the disposition of:
                0 shares.



________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.


Not Applicable.

________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Issuer's shares of Common Stock owned by the Reporting Person.
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

Not Applicable.

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

Not Applicable.

________________________________________________________________________________
Item 10.  Certification.

     By signing below the undersigned certifies that, to the best of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 22406 P108                   13G                    Page 4 of 4 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 17, 1999


                                        KISKIMINETAS SPRINGS SCHOOL

                                         /s/ John A. Pidgeon
                                     By: ---------------------------------------
                                         Name:  John A. Pidgeon
                                         Title: President

ATTENTION. INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).